Exhibit 2.23
   PALADIN ENERGY LTDDecember 2016Half Year Results   15 February 2017

 Disclaimer and Notes for JORC and NI 43-101 Mineral Resources and Ore Reserves  This presentation includes certain statements that may be deemed “forward-looking statements”. All statements in this presentation, other than statements of historical facts, that address future production, reserve or resource potential, exploration drilling, exploitation activities and events or developments that Paladin Energy Ltd (the “Company”) expects to occur, are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Readers should not place undue reliance on forward-looking information. The Company does not assume any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.In the following presentation, for those deposits that are reported as conforming to the Joint Ore Reserves Committee (JORC) 2004 or 2012 code, the terms Inferred Mineral Resources, Indicated Mineral Resources, Measured Mineral Resources, Ore Reserves, Proved Ore Reserves, Probable Ore Reserves and Competent Person are equivalent to the terms Inferred Mineral Resources, Indicated Mineral Resources, Measured Mineral Resources, Mineral Reserves, Proven Mineral Reserves, Probable Mineral Reserves and Qualified Person, respectively, used in Canadian National Instrument 43-101 (NI 43-101). The technical information in this presentation that relates to Exploration Results, Mineral Resources and Ore Reserves is based on information compiled by David Princep B.Sc. and Stephanie Raiseborough B.E., both of whom are Fellows of the Australasian Institute of Mining and Metallurgy. Mr. Princep and Ms. Raiseborough each have sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that they are undertaking to qualify as Competent Persons as defined in the 2012 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves”, and as Qualified Persons as defined in NI 43-101. Mr. Princep and Ms. Raiseborough consent to the inclusion of the relevant information in this announcement in the form and context in which it appears.Some of the information in this presentation, in relation to the mineral resources and ore reserves for all deposits except Manyingee and Michelin, was prepared and first disclosed under the JORC Code 2004. It has not been updated since to comply with JORC Code 2012 on the basis that the information that the estimates are derived from has not materially changed since it was last reported.

 Paladin   A GLOBAL URANIUM LEADEROWNS LANGER HEINRICH A STRATEGIC TIER ONE MINE OPTIMISATION SUCCESS FOR SUSTAINABILITY THROUGH THE CYCLEBALANCE SHEET STRENGTH AND FLEXIBILITY* BEST SENIOR LEVERAGE TO URANIUM UPSIDE   *Assuming Restructure Proposal announced 10 January 2017 completes

Global Uranium Leader

Resources (measured, indicated and inferred, mlbs)


1,023
889
758
611
447
344
271
89
85
84
77
58
18
Kazatomprom
Rio Tinto
Cameco
Areva
Paladin
ARMZ / Uranium One
Bannerman
Berkeley
Peninsula Energy
Toro
Vimy Resources
Boss Resources
Deep Yellow


Namibia
Malawi

Production (mlbs)[1]


28
27
23
12
10
8
6
Kazatomprom
Cameco
Areva
ARMZ / Uranium One
BHP Billiton
Paladin
Rio Tinto

Namibia


Langer Heinrich
Operating Mine plus Expansion
Reserves of 96Mlb
Resources of 133Mlb
Angola
Zambia
Windhoek
Swakopmund
Walvis Bay
NAMIBIA
Botswana
South Africa

- Undeveloped projects
- Langer Heinrich (75%)
- Kayelekera (85%)

Attributable Reserves and Resources	
Proved + Probable	85.7mlb U_3O_8
Measured + Indicated	248.7mlb U_3O_8
Inferred	112.1mlb U_3O_8

Resources and Reserves shown on the map represent 100% of the Resource of Reserve – not the participant's share, and are depleted for mining where appropriate


Malawi
Kayelekera
Mine on Care and Maintenance
Reserves of 14Mlb
Resources of 31Mlb
Karonga
Tanzania
Zambia
MALAWI
Lilongwe
Mozambique
Blantyre
Zimbabwe

Source: Company filings
Note:
[1] Paladin figure based on attributable total production capacity

Paladin Energy | December 2016 Half Year Results | 3

Langer Heinrich A Strategic Tier One Mine

First Quartile

C1 Cash Cost[1]

Top 10 Uranium Mine by Production[2]

4th largest open-pit

+20 Year Mine Life[3]

38.9mlb

Cumulative production



Source:
1. UxC Uranium Production Cost Study – August 2015
2. TradeTech Uranium Market Study – 2015: Issue 3 (based on 2015 production)
3. At current processing rates

Paladin Energy | December 2016 Half Year Results | 4

 Results Overview and Optimisation Success  1

 Half Year to 31 December 2016 Highlights  References below to 2015 are to the equivalent half year ended 31 December 2015  Production 2.500mlbs Increase from 2.342mlb in 2015  Sales 2.125mlbsDecrease from 2.499mlbs in 2015  C1 Cash CostUS$16.25/lbDecrease from US$26.50/lb in 2015    US$25.96/lb ASP Decrease from US$40.54/lb in 2015   Down 15%  Up 7%  Down 39%  Down 36%  Cash US$26.7m Within guidance range US$20-30m  All-in Cash Expenditure US$28.38/lbDecrease from US$42.66/lb in 2015              Down 33%

 Half Year to 31 December 2016 Cash Flow

 Half Year to 31 December 2016 EBITDA Variance Analysis      Revenue variance  COS variance

 Optimisation Success: Significant C1 Cost Reductions  Optimisation has resulted in a reduction in C1 Cash Costs to a record low of US$16.25/lb  C1 Cash Cost (US$/lb)  Notes: * Above numbers based on half year results   Record Low      Flash Splash (3QFY17)- US$0.25/lb stand-alone saving  Back-end Upgrade (3QFY19)- US$1-3/lb stand-alone saving    Mining Curtailment

Optimisation Success: Exploration and Other Controllable Costs

Exploration and other controllable costs have been significantly reduced and are expected to hit a "run rate" of c. US$11m per year from FY18E

Exploration

- December quarter, sold stake in Deep Yellow and three minor projects in Australia for US$4.5m
- Binding agreement to sell 30% of Manyingee for US$10.0m, expected to close late March early April 2017
- Exploration carrying cost of c. US$2-3m until improved uranium market

Corporate Costs and KM

- Corporate head count has been reduced by approximately two thirds since 2015
- All non-essential expenditure continues to be reduced
- Corporate costs will likely plateau around US$3-4m per year and KM care and maintenance at US$5-6m per year


Reduction of c. 75%
36.4
21.6
14.8
43.9
26.4
17.5
24.8
12.1
17.4
7.3
32.9
16.0
11.6
5.3
19.1
9.9
6.1
3.1
13.1
7.1
3.4
2.6
11.0
5.5
3.0
2.5
FY12A
FY13A
FY14A
FY15A
FY16A
FY17E
FY18E
Exploration costs
Corporate costs
KM C&M costs

Notes:
* Excludes one-off items and working capital requirements.

Paladin Energy | December 2016 Half Year Results | 10

 Balance Sheet Strength – Restructure Proposal  2

Key Terms of Restructure Proposal

Restructure Proposal is a holistic and long lasting solution

Item	Comments
Debt for equity	▪ US$145 million of the 2017 and 2020 Convertible bonds converted to equity (pro rata) ▪ Conversion price of A$0.05. but increased share issue to bondholders if equity raising price below A$0.035
Restructure of remaining existing convertible bond value	**New Secured Bonds due 2022** ▪ US$115 million ▪ Maturity in 2022; 7% cash coupon ▪ 75% of the accrued interest on existing bonds to be exchanged for New Secured Bonds (in addition to the face value of US$115 million) **New 2024 Convertible Bonds** ▪ US$102 million ▪ Maturity in 2024; zero coupon ▪ Conversion price of US$0.0512 (ie, equivalent to A$0.07 at time of announcement) ▪ 25% of the accrued interest on existing bonds to be exchanged for New 2024 Convertible Bonds (in addition to the face value of US$115 million)
New Equity Issue	▪ Minimum US$75 million ▪ Likely to include pro-rata element ▪ Strong indicative support from large institutional shareholders
Key conditions precedent	▪ 75% approval of the 2017 and 2020 convertible bond – as at 14 February, bondholders representing 72% of the 2017 convertible bonds and 46% of the 2020 convertible bonds have already signed undertakings to support ▪ Shareholder approval – simple majority thresholds (i.e. 50% of shares voted) ▪ EDF agreement to amendments and security sharing ▪ Non-exercise of possible CNNC option to acquire 75% of Langer Heinrich – 60-day option triggered 10 January, no waiver agreed as yet

Paladin Energy | December 2016 Half Year Results | 12

       Late February     Bondholder meeting convened for March  Late March     Bondholder meeting to be heldLaunch equity raising  Late April     Shareholder meeting to approve all resolutions to give effect to restructureConditions satisfied, new shares and bonds to be issued and new agreements come into effect   Indicative Timeline  Date  Event

 Stronger, More Flexible Balance Sheet   Notes: 1. Debt figures shown at face value2. New 2022 and 2024 bonds exclude any accrued unpaid interest to be exchanged under the terms of the proposed restructure   Debt reduced by US$145m and additional likely proceeds from sale of Manyingee stake to bring in US$85-95m new cash (expected to conclude late March / early April) New Equity Issue: Earliest debt maturity deferred to 2022 and reduced from US$212m (previously due April 2017) to US$115m Optionality to redeem New 2024 Convertible Bonds  Pre-restructureUS$382m total debt (incl. $20m RCF)   Post-restructure US$237m total debt (incl. $20m RCF)   US$145m debt reduction Earliest maturity deferred to 2022

Key Outcomes

Net Debt[1]

Now


US $[VALUE]m
31-Dec-16

Assuming Restructure Proposal goes ahead


US $[VALUE]m[2]
30-Jun-17

	Now	Assuming Restructure Proposal goes ahead
Average Tenor	1.5 Years	4-5Years
Annual Interest Cost	US$24.4m	US$9.9m
All-in Expenditure	US$29-31/lb	US$26-28/lb[3]
Institutional share ownership	53%	▪ Long-term holders ▪ Sovereign wealth funds
Company nature	Independent Australian public uranium company	Independent Australian public uranium company

[1] Based on face value of debt
[2] Based on December 2016 pro-forma and assumes and equity raising of US$75m
[3] Assumes non-curtailment production of 5.0-5.2mlbp.a.

Paladin Energy | December 2016 Half Year Results | 15

 Best Senior Leverage To Uranium Upside  3

Uranium is Unsustainable at US$20-25/lb

Contracts are rolling off industry-wide and the spot price is too low to cover costs for most

Global uranium cost curve vs forecasted achieved price (US$/lb)


Full-Cost (US$/lb U3O8)
By-product
ISR (Kazakh)
Underground
Open-pit
ISR (other)
2017 weighted avg achieved price (as derived below)
2018 achieved
2019 achieved
2020
2021
2022
Spot
$80
$70
$60
$50
$40
$30
$20
$10
$0
1
41
81
121
161
Compound Production (2015)

Global uranium cost curve vs forecasted achieved price (US$/lb)


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
-%
% of sales
100%
88%
12%
74%
26%
62%
38%
32%
68%
5%
95%
2017
2018
2019
2020
2021
2022
40
38
36
34
32
30
28
26
24
22
20
US$/lb nom
Uncontracted % (LHS)
Contracted % (LHS)
Weighted average price (RHS)

- Taking into account contracts and un-contracted volumes, Paladin estimates the industry average received price is now falling below US$40/lb
- If Spot stays US$20-25/lb, average received prices will fall <US$30/lb by 2019
- Up to 40% of global uranium supply would be at risk under those conditions

Source:
1. Broker reports, UxC and Tradetech

Paladin Energy | December 2016 Half Year Results | 17

 Positive Catalysts Are Happening  KazAtomProm announced (in January), it plans to cut 2017 uranium production by 10% (equates to c. 4% of global production) New regulation in New York and Illinois prove US policy is becoming more supportive for nuclearProgress continues towards the construction for the Hinkley Point C nuclear power plant in the UK The Genkai 3 and 4 reactors in Japan have been cleared to restart  Key catalysts   Positive supply and demand changes are already driving prices off CY16 lows  Historical uranium price (US$/lb)     +42% increase since November 2016

Medium and Long-Term Rationale for Stronger Uranium Prices is Compelling

Broker consensus uranium price forecast (US$/lb)


70
60
50
40
30
20
10
36.8
46.4
50.5
54.4
59.3
2017E
2018E
2019E
2020E
Long term

Broker commentary

The deal [restructuring] is also positive in that it ***should enable PDN to trade through this period of uranium price weakness****, which we believe is* ***not sustainable given only legacy contracts are keeping the industry above water, and these will run off eventually.***

UBS, 10 January 2017

Cameco estimates that ~300mmlbs of long-term contracting has been deferred between 2013-2015 as utilities hold off on purchases and compress their typical 3-5 year purchasing window. ***Uncovered utility requirements approach significant levels beginning in 2019-2021****, where Cameco believes* ***utilities will have to place a greater emphasis on security of supply beginning around 2018****. We estimate* ***U.S. unfilled uranium requirements reaches 75% (~35mmlbs) in 2021 (5-year view) – which remains above the historical average of 59% (since 2009)****. Cameco estimates global unfilled requirement of ~80mmlbs by 2021 –* ***an amount that can no longer be satisfied by spot volumes (~45mmlbs / year)***

Credit Suisse, 22 November 2016

On January 9, ***Kazatomprom announced that it will lower production by ~10%*** *or 5.2mmlb in 2017 (~3% of global supply) and, along with its JV partners, will* ***continue to apply production discretion in light of market developments****… On the back of Cameco's capacity curtailments in 2016 (~7mmlb annual production), Kazatomprom's announcement finally indicates that* ***the two largest producers are serious about correcting what has been an oversupplied market and likely marks a bottom in the spot price.***

TD Securities, 12 January 2017

Source: Broker reports

Paladin Energy | December 2016 Half Year Results | 19

 Unique Leverage Through Potential Volume Growth  Potential volume growth within existing capacity (mlbs)  Future Pipeline  mlbs        Our fully built capacity plus pipeline provides unique growth potential   Manyingee  Michelin  MT Isa  Years

 Strategy and Outlook  4

 Strategy  MAXIMISE LHM OPERATING CASH FLOWS THROUGH CONTINUED OPTIMISATION INITIATIVES WHILST PRESERVING THE INTEGRITY OF THE LONG-TERM LIFE OF MINE PLANMAINTAIN KM AND EXPLORATION ON A “MINIMAL EXPENDITURE, CARE AND MAINTENANCE BASIS”MINIMISE CORPORATE AND ADMINISTRATIVE COSTSCOMPLETE BALANCE SHEET STRENGTHENING RESTRUCTURE PREPARE FOR GROWTH

Revised FY2017 Guidance

Production in excess of 4.0mlb
vs 3.8-4.0mlb previously

Amended LHM mine plan to enhance operating level cash flows

LHM C1 US$16.50-18.50/lb
vs US$17-19/lb previously

"All in" US$29-31/lb
(no change)

US$14m corporate costs, KM care and maintenance and exploration
US$5m lower than FY2016
(no change)

March Quarter
Sales 700,000lb-800,000lb
Production 0.9mlb-1.0mlb
LHM C1 cash cost US$17-19/lb
Cash balance US$10-20m

Paladin Energy | December 2016 Half Year Results | 23

Paladin Energy Ltd – Contact Details  Head Office Level 4, 502 Hay Street Subiaco Western Australia 6008PO Box 201, Subiaco Western Australia 6904Telephone: +61 (0) 8 9381 4366Facsimile: +61 (0) 8 9381 4978Email: paladin@paladinenergy.com.auWebsite: www.paladinenergy.com.au  Investor RelationsAndrew MircoTelephone: +61 (0) 8 9423 8162Mobile: +61-409-087-171